Exhibit 99.1

8500 Normandale Lake Blvd., Ste. 1230 Minneapolis, MN 55437

NEWS	FOR IMMEDIATE RELEASE

FASTENTECH, INC. COMPLETES EXCHANGE OFFER FOR

11½% SENIOR SUBORDINATED NOTES DUE 2011

Minneapolis, Minnesota – April 15, 2005 – FastenTech, Inc. (the “Company”) today announced that it has completed its previously announced exchange offer for its 11½% senior subordinated notes due 2011 (“Old Notes”).

At the scheduled expiration time of 5:00 p.m., New York City time on April 14, 2005, approximately $1449.9 million in aggregate principal amount of the Company’s outstanding Old Notes were tendered and exchanged for a like principal amount of its new 11½% senior subordinated notes due 2011 (“New Notes”).

The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes except that the issuance of the New Notes has been registered under the Securities Act of 1933, as amended, and therefore will be freely tradable under the Act. The New Notes evidence the same debt as the Old Notes they replace and are issued under and entitled to the benefits of the indenture that governs the Old Notes.

This release is not an offer to sell or a solicitation of an offer to purchase the New Notes or an offer to purchase or solicitation of an offer to sell the Old Notes.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the U.S. Securities and Exchange Commission.

About FastenTech, Inc.

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that provide critical applications to a broad range of end-markets, including the military, power generation, construction, industrial, medium- and heavy-duty truck, light truck and automotive markets.

Contacts at FastenTech, Inc.:

Michael R. Elia, Senior VP and CFO	Mike Vanyo, Corporate Controller
(952) 921-2091	(952) 921-2092

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